Exhibit 99.10
CONSENT OF PERSON TO BECOME DIRECTOR
     Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the joint proxy statement/prospectus forming a part of this Registration Statement on Form S-4, as amended, as a person to become a director of Horsepower Holdings, Inc., a Delaware corporation, upon the closing of the Agreement and Plan of Merger among Basic Energy Services, Inc., Grey Wolf, Inc. and Horsepower Holdings, Inc., dated as of April 20, 2008.
/s/ Robert F. Fulton
Robert F. Fulton
May 12, 2008